UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

May 19, 2014

Live Nation Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive Beverly Hills, California		90210
(Address of principal executive offices)		(Zip Code)

(310) 867-7000

Registrant’s telephone number, including area code:

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 19, 2014, Live Nation Entertainment, Inc. (the “Company”) announced that it plans to make private offerings of $250 million aggregate principal amount of convertible senior notes due 2019 (the “Convertible Notes”) and $250 million aggregate principal amount of senior notes due 2022 (the “Senior Notes”). In connection with the Convertible Notes offering, the Company expects to grant the initial purchasers a 30-day option to purchase an additional $25 million aggregate principal amount of such Convertible Notes to cover over-allotments, if any.

The Company expects to use the net proceeds from these offerings to redeem, in the near future, all of its outstanding 2.875% Convertible Senior Notes due 2027, to pay related fees and expenses, to reinvest in the company’s core business and for general corporate purposes, including potential acquisitions. A copy of the press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Each of the Convertible Notes and Senior Notes will be offered through a private placement and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. As a result, the Convertible Notes, Senior Notes and common stock issuable upon conversion of the Convertible Notes may not be offered or sold in the United States or to any U.S. persons except pursuant to an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Convertible Notes and Senior Notes will be offered within the United States only to “qualified institutional buyers” under Rule 144A of the Securities Act or, outside the United States, to persons other than “U.S. persons”, and the Senior Notes will be offered to certain non-U.S. persons in transactions in compliance with Regulation S under the Securities Act.

Item 9.01	Financial Statements and Events

(d)	Exhibits.

The information in the Exhibit Index of this Current Report on Form 8-K is incorporated into this Item 9.01(d) by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

/s/ Michael Rowles
Name:	Michael Rowles
Title:	Executive Vice President,
General Counsel and Secretary

May 19, 2014

EXHIBIT INDEX

Exhibit Number	Exhibit Description

99.1	Press Release issued by Live Nation Entertainment, Inc. on May 19, 2014.